SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to (ss.)240.14a-11(c) or (ss.)240.14a-12

                           Dreyfus Strategic Municipals, Inc.
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                (Name of Registrant as Specified In Its Charter)


      ---------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]      No fee required.

[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-
         11.

          (1)  Title of each class of securities to which transaction applies:

          (2)  Aggregate number of securities to which transaction applies:

          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4)  Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

[ ]      Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:

          (2)  Form, Schedule or Registration Statement No.:

          (3)  Filing Party:

          (4)  Date Filed:

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                       DREYFUS STRATEGIC MUNICIPALS, INC.
                 ----------------------------------------------

                   NOTICE OF A SPECIAL MEETING OF STOCKHOLDERS
                 ----------------------------------------------


To the Stockholders:

          A Special Meeting of Stockholders of Dreyfus Strategic Municipals, Inc. (the "Fund") will be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor, New York, New York, on Friday, October 15, 1999 at 10:00 a.m., for the following purposes:

          1. To approve a change to a fundamental policy of the Fund to permit the Fund to issue preferred stock.

          2. To transact such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

          Stockholders of record at the close of business on September 7, 1999 will be entitled to receive notice of and to vote at the meeting.

                              By Order of the Board


                              Margaret W. Chambers
                              Secretary

New York, New York
August 31, 1999


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                  WE NEED YOUR PROXY VOTE IMMEDIATELY

       A STOCKHOLDER MAY THINK HIS OR HER VOTE IS NOT IMPORTANT, BUT IT IS VITAL. BY LAW, THE MEETING OF STOCKHOLDERS OF THE FUND WILL HAVE TO BE ADJOURNED WITHOUT CONDUCTING ANY BUSINESS IF LESS THAN A QUORUM IS REPRESENTED. IN THAT EVENT, THE FUND WOULD CONTINUE TO SOLICIT VOTES IN AN ATTEMPT TO ACHIEVE A QUORUM. CLEARLY, YOUR VOTE COULD BE CRITICAL TO ENABLE THE FUND TO
       HOLD THE MEETING AS SCHEDULED, SO PLEASE RETURN YOUR PROXY
       CARD IMMEDIATELY.  YOU AND ALL OTHER STOCKHOLDERS WILL
       BENEFIT FROM YOUR COOPERATION.
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


                       DREYFUS STRATEGIC MUNICIPALS, INC.

                                 PROXY STATEMENT

                        A SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON FRIDAY, OCTOBER 15, 1999


          This proxy statement is furnished in connection with a solicitation of proxies by the Board of Dreyfus Strategic Municipals, Inc. (the "Fund") to be used at the Special Meeting of Stockholders (the "Meeting") of the Fund to be held on Friday, October 15, 1999 at 10:00 a.m., at the offices of The
Dreyfus Corporation, 200 Park Avenue, 7th Floor, New York, New York, for the purposes set forth in the accompanying Notice of Special Meeting of Stockholders. Stockholders of record at the close of business on September 7, 1999 are entitled to receive notice of and to vote at the Meeting. Stockholders are entitled to one vote for each Fund share held and fractional votes for each fractional Fund share held. Shares represented by executed and unrevoked proxies will be voted in accordance with the specifications made thereon. If any enclosed form of proxy is executed and returned, it nevertheless may be revoked by another proxy or by letter or telegram directed to the Fund, which must indicate the stockholder's name and account number. To be effective, such revocation must be received before the Meeting. In addition, any stockholder who attends the Meeting in person may vote by ballot at the Meeting, thereby canceling any proxy previously given.

          As of July 31, 1999, the Fund had outstanding 58,549,216 shares of common stock.

          It is estimated that proxy materials will be mailed to stockholders of record on or about September 14, 1999. The principal executive offices of the Fund are located at 200 Park Avenue, New York, New York 10166. COPIES OF THE FUND'S MOST RECENT ANNUAL AND SEMIANNUAL REPORTS ARE AVAILABLE UPON REQUEST, WITHOUT CHARGE, BY WRITING TO THE FUND AT 144 GLENN CURTISS BOULEVARD, UNIONDALE, NEW YORK 11556-0144, OR BY CALLING TOLL-FREE 1-800-645-6561.

 PROPOSAL 1:               TO APPROVE A CHANGE TO A FUNDAMENTAL POLICY OF
                           THE FUND TO PERMIT THE FUND TO ISSUE PREFERRED
                           STOCK

          At a meeting held on July 19, 1999, the Fund's Board authorized the issuance by the Fund of preferred stock, subject to stockholder approval of a change to a fundamental policy of the Fund that currently prevents the Fund from issuing preferred stock, which is a form of financial leverage.

          After consultations with The Dreyfus Corporation ("Dreyfus"), the Fund's investment adviser, and other financial industry professionals, the Board determined that under current market conditions it is likely the Fund would be able to invest the proceeds from a preferred stock offering in securities with a higher yield than the yield the Fund would be expected to pay on the preferred stock. Fund management determined that leveraging the Fund's common stock in this manner should create the opportunity for greater total returns for the Fund. Among other information, the Board reviewed the historical spread in the municipal market between the short-term rates paid on preferred stock and the rates earned on leveraged funds' longer-term investments. Over the last ten years, leveraged municipal bond funds typically have outperformed non-leveraged municipal bond funds on both a market and net asset value basis. Over 80% of municipal bond funds employ leverage capital structures through the issuance of preferred stock.

          But, leverage involves certain risks which the Board evaluated prior to determining to recommend stockholders approve the proposal. These risks include:

                  o Leverage could increase the volatility of the net asset value and market price of the common stock.

                  o Leverage could reduce the amount distributed to holders of common stock, if

                        o the income from securities purchased with the preferred stock offering proceeds is not sufficient to cover the costs of issuing the preferred stock, including dividends payable on the preferred stock.

                         o the Fund is required to pay holders of preferred stock additional dividends to compensate them for any capital gain or other taxable income allocated to the preferred stock.

          Dreyfus will benefit from the issuance of any preferred stock, because the net proceeds to the Fund of the preferred stock offering will increase the net assets of the Fund, and, therefore, will increase the dollar amount of the investment advisory fee payable by the Fund to Dreyfus since the fee is calculated as a percentage of the Fund's net assets.

          Because the preferred stock is considered a senior security under the Investment Company Act of 1940, as amended (the "1940 Act"), to issue any preferred stock the Fund must first change its investment restriction number 9 which is a fundamental policy. Fundamental policies may be changed only with stockholder approval. Accordingly, the Board recommends stockholders vote to approve changing such investment restriction as follows:


CURRENT                                            PROPOSED
The Fund may not issue any senior security (as     The Fund may not issue any
such term is defined in Section 18(f) of the       senior security (as such term
Investment Company Act) except as permitted        is defined in Section 18(f)
in Investment Restriction Nos. 2, 3, 4 and 7       of the Investment Company
[which permit the Fund to borrow and engage in     Act) other than preferred
futures and options transactions].                 stock.  The Fund's permitted
                                                   borrowings and transactions
                                                   in futures and options, to
                                                   the extent permitted under
                                                   the 1940 Act, are not
                                                   considered senior securities
                                                   for purposes of this
                                                   investment restriction.

          PROPOSED ISSUANCE OF PREFERRED STOCK. The Board currently has authorized the issuance of preferred stock in one or more initial series representing up to approximately 53% of the Fund's current capital (up to approximately 35% of its capital after the issuance of the preferred stock).

          Holders of the proposed initial series of preferred stock would be entitled to receive cumulative dividends at a variable rate with respect to each such series that would be set initially and at periodic intervals thereafter, through auctions, at a level that would be intended to cause the preferred stock to trade at its original offering price, subject to a ceiling set by reference to the credit rating assigned to the shares of preferred stock and prevailing rates on certain short-term securities. The dividends on the initial series would be intended, to the extent possible, to qualify in their entirety as "exempt-interest dividends" which are not subject to federal income tax under current law. To the extent such dividends did not so qualify, additional dividends might be paid or might accumulate on the preferred stock so that, assuming payment, the net after-tax return to a holder of the preferred stock would be the same as if all of the dividends had qualified. Auctions of the proposed initial series of preferred stock generally would be held, and thereafter the dividend rate generally will be reset, periodically over short-term periods (generally seven or 28 days but, at the option of the Fund, up to five years).

          The Fund, in most circumstances, would have the right to redeem any initial series of preferred stock on or about any dividend payment date, at a stated redemption price plus an amount equal to accumulated and unpaid dividends, plus, under limited circumstances, a redemption premium.

          The Fund would have the proceeds of the issuance of the preferred stock available for investment in accordance with the Fund's investment objective and policies. The Fund thus would be able to invest the proceeds principally in longer-term municipal obligations.

          Any incremental return available from investing new funds reduced by expenses attributable thereto ("net incremental return") would be available for distribution to the holders of the common stock and, if the rate of return on the Fund's investments exceeds the dividend rate on the preferred stock, should enhance the return on the common stock. However, there can be no assurance that the historical relationship between short-term and long-term interest rates will continue or that the Fund will receive any net incremental return that would be available to the holders of the common stock. Because the holders of the preferred stock would be entitled to receive dividends before the holders of the common stock, if the dividend rate on the preferred stock were greater than the net rate of return earned by the Fund on its portfolio investments, the amounts available for distribution to the holders of the common stock could be reduced. However, the Board does not intend to approve the issuance of any preferred stock unless it believes, at the time of such issuance, that the return on the Fund's common stock is likely for the foreseeable future to be enhanced by the issuance of the preferred stock. In addition, if, after a series of preferred stock were issued, the continuing payment of dividends on the preferred stock had the effect of reducing the return on the common stock, the Fund expects that it would consider redeeming the preferred stock, to the extent possible or permitted by the terms of such preferred stock.

          The Fund expects to seek a "AAA" credit rating of the proposed initial series of preferred stock from a national securities rating agency. There can be no assurance, however, that such credit rating will be obtained. Obtaining a credit rating will involve additional costs to the Fund and may require that the Fund sell certain of its lower quality or unrated portfolio securities and agree to various financial and operating restraints as a condition of such credit rating. However, a "AAA" rating should provide the Fund with the lowest cost of leverage, thereby maximizing the potential incremental earnings to holders of the Fund's common stock.

          Under the 1940 Act, the Fund would not be permitted to issue preferred stock unless immediately after such issuance the value of the Fund's assets, less all liabilities and indebtedness not represented by senior securities, would be at least 200% of (i) the aggregate amount of all debt securities, plus
(ii) the aggregate involuntary liquidation preference of any stock (such as the preferred stock) having priority as to distribution of assets or payment of dividends over the Fund's common stock (the "asset coverage test").

          The 1940 Act also requires that the holders of any preferred stock, voting separately as a single class, have the right to elect at least two Directors at all times, and, subject to the prior rights, if any, of the holders of any other class of senior securities outstanding, to elect a majority of the Directors at any time two years' dividends on the preferred stock are unpaid. All other Directors will be elected by the holders of the common stock and the preferred stock, voting together as a single class. In addition to any approval by stockholders that might otherwise be required, the approval of the holders of a majority of any outstanding preferred stock, voting separately as a class, would be required to (a) adopt any plan of reorganization that would adversely affect the preferred stock and (b) take any action requiring a vote of security holders to, among other things, change the Fund's classification as a closed-end investment company, change the Fund's sub-classification from a diversified investment company or change the Fund's fundamental investment policies and restrictions. Holders of preferred stock would have such other voting rights as are required by law or are provided by the Fund's Board at the time of issuance of the preferred stock, and holders of a particular series of preferred stock may be entitled to vote as a separate series on certain matters.

          Holders of preferred stock would be entitled to receive dividends before holders of common stock, and would be entitled to receive the liquidation value of their stock before any distributions are made to holders of common stock should the Fund ever be dissolved. The dividend rights and liquidation value of the class or any particular series of preferred stock would be determined at the time of issuance of stock of the class or series, subject to the requirement of the 1940 Act that the dividends payable on preferred stock be cumulative. The Fund would not be permitted to pay or declare dividends (except a dividend payable in stock of the Fund) or other distributions on the common stock, or the purchase of any common stock by the Fund, unless the asset coverage test described above would be met, after giving effect to the dividend or distribution.

          RISKS OF ISSUANCE OF PREFERRED STOCK. The issuance of preferred stock would create leverage. Leverage creates risks for holders of the common stock, including the likelihood of greater volatility of net asset value and market price of the stock. There is a risk that fluctuations in the dividend rates on any preferred stock may adversely affect the return to the holders of the Fund's common stock. If the income from the securities purchased with the proceeds from the preferred stock offering is not sufficient to cover the cost of leverage, the return on the Fund will be less than if leverage had not been used, and therefore the amount available for distribution to stockholders as dividends and other distributions will be reduced. Similarly, since any decline in the net asset value of the Fund's investments will be borne entirely by holders of the common stock, the effect of leverage in a declining market would result in a greater decrease in net asset value to such holders than if the Fund were not leveraged, which would likely be reflected in a greater decline in the market price for shares of common stock. Successful use of a leveraging strategy may depend on Dreyfus's ability to predict correctly interest rates and market movements, and there is no assurance that a leveraging strategy will be successful during any period in which it is employed.

          Capital raised through leverage will be subject to dividend payments which may exceed the income and appreciation on the assets purchased. The issuance of preferred stock involves offering expenses and other costs to the Fund and may limit the Fund's freedom to pay dividends on its common stock or to engage in other activities. The issuance of a class of preferred stock having priority over the Fund's common stock creates an opportunity for greater return per share, but at the same time such leveraging is a speculative technique in that it will increase the Fund's exposure to capital risk. Unless the income and appreciation, if any, on assets acquired with the offering proceeds exceed the cost of issuing additional classes of securities (and other Fund expenses), the use of leverage will diminish the investment performance of the Fund's common stock compared with what it would have been without leverage.

          Under current federal income tax law, the Fund is required to allocate a portion of any net realized capital gains or other taxable income to holders of preferred stock. The terms of preferred stock offerings typically require the fund to pay to holders of preferred stock additional dividends intended to compensate them for taxes payable on any capital gains or other taxable income allocated to the preferred stock. Any such additional dividends will reduce the amount available for distribution to the holders of common stock.

          To qualify for federal income taxation as a "regulated investment company," the Fund must distribute in each taxable year at least 90% of its net investment income (including tax-exempt interest and net short-term gain). The Fund also will be required to distribute annually substantially all of its taxable income and capital gain net income, if any, to avoid imposition of a nondeductible 4% federal excise tax. If the Fund is precluded from making distributions on the common stock because of any applicable asset coverage requirements, its qualification for taxation as a regulated investment company might be jeopardized. However, the terms of the proposed preferred stock would provide that any amounts so precluded from being distributed, but required to be distributed for the Fund to meet the distribution requirements for qualification as a regulated investment company, be paid to the holders of the preferred stock as a special dividend. This dividend would decrease the amount that holders of preferred stock would be entitled to receive upon redemption or liquidation of the stock.

          The following table is designed to illustrate the effect on the return to a holder of the Fund's common stock of leverage in the amount of approximately 35% of the Fund's total assets, assuming an annual dividend rate on the preferred stock of 3.00% and hypothetical annual total returns of the Fund's portfolio of minus 10% to plus 10%. As the table shows, leverage generally increases the return to holders of the common stock when portfolio return is positive and greater than the cost of leverage and decreases the return to such stockholders when the portfolio return is negative or less than the cost of leverage. The figures appearing in the table are hypothetical and actual returns may be greater or less than those appearing in the table.

Assuming Portfolio Return (net of
expenses)                             (10)%      (5)%      (0)%     5%      10%
 Corresponding Share Return
Assuming 35% Leverage              (17.00)%   (9.31)%   (1.62)%  6.08%   13.77%


VOTE REQUIRED AND BOARD'S RECOMMENDATION

          Approval of this Proposal requires the affirmative vote of (a) 67% of the Fund's outstanding voting securities present at the Meeting, if the holders of more than 50% of the Fund's outstanding voting securities are present or represented by proxy, or (b) more than 50% of the Fund's outstanding voting securities, whichever is less.

THE FUND'S BOARD, INCLUDING THE "NON-INTERESTED" BOARD MEMBERS, RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 1.

                               VOTING INFORMATION

          The Fund will bear the cost of soliciting proxies. In addition to the use of the mails, proxies may be solicited personally, by telephone or by telegraph, and the Fund may pay persons holding Fund shares in their names or those of their nominees for their expenses in sending soliciting materials to their principals. The Fund may retain an outside firm to assist in the solicitation of proxies primarily by contacting stockholders by telephone and telegram, which would cost approximately $30,000 and would be borne by the Fund. Authorizations to execute proxies may be obtained by telephonic or electronically transmitted instructions in accordance with procedures designed to authenticate the stockholder's identity. In all cases where a telephonic proxy is solicited, the stockholder will be asked to provide his or her address, social security number (in the case of an individual) or taxpayer identification number (in the case of a non-individual) and the number of shares owned and to confirm that the stockholder has received the Fund's proxy statement and proxy card in the mail. Within 72 hours of receiving a stockholder's telephonic or electronically transmitted voting instructions, a confirmation will be sent to the stockholder to ensure that the vote has been taken in accordance with the stockholder's instructions and to provide a telephone number to call immediately if the stockholder's instructions are not correctly reflected in the confirmation. Any stockholder giving a proxy may revoke it at any time before it is exercised by submitting to the Fund a written notice of revocation or a subsequently executed proxy or by attending the Meeting and voting in person.

          If a proxy is properly executed and returned accompanied by instructions to withhold authority to vote, represents a broker "non-vote" (that is, a proxy from a broker or nominee indicating that such person has not received instructions from the beneficial owner or other person entitled to vote Fund shares on a particular matter with respect to which the broker or nominee does not have a discretionary power) or is marked with an abstention (collectively, "abstentions"), the Fund shares represented thereby will be considered to be present at the Meeting for purposes of determining the existence of a quorum for the transaction of business. Abstentions will not constitute a vote in favor of a proposal. For this reason, abstentions will have the effect of a "no" vote for the purpose of obtaining requisite approval for the Proposal.

          If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve the Proposal are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies. In determining whether to adjourn the Meeting, the proxies may consider the percentage of favorable votes actually cast, the percentage of negative votes actually cast, the nature of any further solicitation and the information to be provided to stockholders with respect to the reasons for the solicitation. Any adjournment will require the affirmative vote of a majority of those shares represented at the Meeting in person or by proxy. If a quorum is present for the Fund, the persons named as proxies will vote those proxies which they are entitled to vote "FOR" the Proposal in favor of such adjournment, and will vote those proxies required to be voted "AGAINST" the Proposal against any adjournment of the Meeting.

          As of July 31, 1999, Richard C. Leone, a Board member of the Fund, owned 2,800 shares of the Fund's common stock, constituting less than 1% of the Fund's common stock outstanding. As of such date, no other Board member or officer owned any shares of the Fund's common stock outstanding.

                                  OTHER MATTERS

          The Fund's Board is not aware of any other matters which may come before the Meeting. However, should any such matters properly come before the Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

          Proposals that the stockholders wish to include in the Fund's proxy statement for the Fund's next Annual Meeting of Stockholders must be sent to and received by the Fund no later than October 30, 1999 at the principal executive offices of the Fund at 200 Park Avenue, New York, New York 10166, Attention:
General Counsel.

               NOTICE TO BANKS, BROKER/DEALERS AND VOTING TRUSTEES
                               AND THEIR NOMINEES

          Please advise the Fund, in care of The Bank of New York, Proxy Department, 101 Barclay Street, New York, New York 10286, whether other persons are the beneficial owners of Fund shares for which proxies are being solicited from you, and, if so, the number of copies of this Proxy Statement and other soliciting material you wish to receive in order to supply copies to such beneficial owners.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING IN PERSON ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED STAMPED ENVELOPE.

Dated:  August 31, 1999

                       DREYFUS STRATEGIC MUNICIPALS, INC.


          The undersigned stockholder of DREYFUS STRATEGIC MUNICIPALS, INC. (the "Fund") hereby appoints Robert R. Mullery and Michael A. Rosenberg and each of them, the attorneys and proxies of the undersigned, with full power of substitution, to vote, as indicated herein, all of the shares of the Fund standing in the name of the undersigned at the close of business on September
7, 1999 at a Special Meeting of Stockholders to be held at the offices of The Dreyfus Corporation, 200 Park Avenue, 7th Floor, New York, New York, at 10:00 a.m. on Friday, October 15, 1999, and at any and all adjournments thereof, with all of the powers the undersigned possesses and especially (but without limiting the general authorization and power hereby given) to vote as indicated on the Proposal, as more fully described in the proxy statement for the Meeting.

          If no instructions are indicated, such shares will be voted For Proposal 1 and, in the discretion of the proxies, in such manner as the proxies may determine on such other matters as may come before the meeting, or any adjournments, thereof.

          All prior proxies are revoked.

             Please mark boxes in blue or black ink.

             Proposal 1.       To approve a change to a fundamental policy of
the Fund to permit the Fund to issue preferred stock.

                 /  / FOR      /  / AGAINST          /  / ABSTAIN

THIS PROXY IS SOLICITED BY THE FUND'S BOARD AND WILL BE VOTED FOR THE ABOVE PROPOSAL UNLESS OTHERWISE INDICATED.

                                            Signature(s) should be exactly as
                                            name or names appearing on this
                                            form. If shares are held jointly,
                                            each holder should sign. If signing
                                            is by attorney, executor,
                                            administrator, trustee or guardian,
                                            please give full title.


                                                           Dated:        , 1999


                                                 -------------------------
                                                 Signature(s)


                                                 -------------------------
                                                 Signature(s)



Sign, Date and Return this Proxy Card
Promptly Using the Enclosed Envelope.